Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of McDonald’s Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 20, 2006, with respect to the consolidated financial statements of McDonald’s Corporation, McDonald’s Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McDonald’s Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 11, 2006